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                                                                Exhibit 99(h)(2)

                          SUB-ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made effective as July 1, 2005, by and between U.S. Bancorp Asset Management, Inc., a Delaware corporation ("USBAM"), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (the "Sub-Administrator").

     WHEREAS, USBAM has entered into an administrative services agreement ("Administration Agreement") for the provision of administrative and other services with First American Funds, Inc., (the "Fund"), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of Common Stock; and

     WHEREAS, as permitted by Article 2 of the Administration Agreement, USBAM desires the Sub-Administrator to provide, and Sub-Administrator is willing to provide, administrative and other services as set forth herein to each of the separately managed portfolios of the Fund now or hereafter created (the "Portfolios"), on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, USBAM and the Sub-Administrator hereby agree as follows:

     1. Retention of the Sub-Administrator. USBAM hereby retains the Sub-Administrator to act as the Sub-Administrator of the Portfolios and to furnish the Portfolios with the administrative and other services set forth in
Section 2 below. The Sub-Administrator hereby agrees to perform the duties set forth below.

     The Sub-Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent USBAM in any way and shall not be deemed an agent of USBAM.

     2. Administrative Services. For the compensation set forth in Section 4 hereof, the Sub-Administrator shall perform administrative and other services in connection with the operations of the Portfolios, as set forth on Schedule A hereto as such schedule may be amended from time to time by agreement of the parties. In addition, on behalf of the Fund, the Sub-Administrator will monitor and review the performance of the Fund's vendors, if requested by USBAM.

     On a monthly basis, the Sub-Administrator shall submit a written report to USBAM concerning the performance of its obligations under this Agreement, including the accuracy and timeliness of the various services provided pursuant to this Agreement (the "Service Standards Report"). The Service Standards Report shall include such measures as are agreed to by the parties from time to time. In addition, the Sub-Administrator agrees to make such reports and presentations to the Board of Directors as may be reasonably requested from time to time.

     3. Allocation of Charges and Expenses. The Sub-Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations

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under this Agreement. The Sub-Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Fund as well as all Directors of the Fund who are officers or employees of the Sub-Administrator; provided, however, that unless otherwise specifically provided, the Sub-Administrator shall not be obligated to pay the compensation of any employee of the Sub-Administrator retained by the Directors of the Fund to perform services on behalf of the Fund.

     4. Compensation of the Sub-Administrator.

          (A) Sub-Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Sub-Administrator pursuant to this Agreement, USBAM shall pay to the Sub-Administrator compensation as the parties agree from time to time. The parties acknowledge that they are under the control of a common corporate parent and that the fees paid pursuant to this agreement will change from time to time as the needs of the parties and their corporate parent change.

          In addition to the fee paid pursuant to this Section 4, USBAM will reimburse the Sub-Administrator for out-of-pocket expenses or advances incurred by the Sub-Administrator in connection with the Sub-Administrator's performance of services hereunder, as set forth in Schedule B hereto.

          (B) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     5. Limitation of Liability of the Sub-Administrator. The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder. The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Section 5, the term "Sub-Administrator" shall include directors, officers, employees and other corporate agents of the Sub-Administrator as well as that corporation itself.)

     So long as the Sub-Administrator acts in good faith and with due diligence and without negligence, USBAM assumes full responsibility and shall indemnify the Sub-Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Sub-Administrator's relationship with USBAM, including the Sub-Administrator's actions taken or nonactions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

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     The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited; provided, however, that in the event that it is ultimately determined that indemnification is not warranted, any such amounts advanced hereunder shall be repaid. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case USBAM may be asked to indemnify or hold the Sub-Administrator harmless, USBAM shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Sub-Administrator will use all reasonable care to identify and notify USBAM promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against USBAM.

     USBAM shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If USBAM elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by USBAM and satisfactory to the Sub-Administrator, whose approval shall not be unreasonably withheld. In the event that USBAM elects to assume the defense of any suit and retain counsel, the Sub-Administrator shall bear the fees and expenses of any additional counsel retained by it. If USBAM does not elect to assume the defense of a suit, it will reimburse the Sub-Administrator for the reasonable fees and expenses of any counsel retained by the Sub-Administrator.

     The Sub-Administrator may apply to USBAM at any time for instructions and may consult outside counsel for USBAM or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Sub-Administrator's duties, and, except for such actions or omissions constituting negligence, the Sub-Administrator shall not be liable or accountable for any action taken or omitted by it in good faith and in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     6. Activities of the Sub-Administrator. The services of the Sub-Administrator rendered to USBAM shall not be deemed to be exclusive. The Sub-Administrator is free to render such services to others and to have other businesses and interests.

     7. Term and Termination.

          (A) Term. The term of this Agreement, unless sooner terminated as specified herein, shall commence on July 1, 2005 and shall remain in effect through June 30, 2006 (the "Initial Term"). This Agreement shall automatically renew for successive one year terms upon renewal of the Administration Agreement between USBAM and the Fund. This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," in accordance with paragraph (B) or paragraph (C) below. Written notice of nonrenewal must be provided at least ninety (90) days prior to the end of the Initial Term (as extended if applicable). In addition, this Agreement shall immediately terminate upon USBAM's termination as Administrator of the Fund.

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          (B) Termination by USBAM For Cause. This Agreement shall be terminable by USBAM by delivery of not less than ninety (90) days' advance written notice to the Sub-Administrator: (i) in the event of the Sub-Administrator's bankruptcy or insolvency; (ii) in the event of a conviction of the Sub-Administrator for corporate criminal activity; (iii) in the event of a material breach of this Agreement on the part of the Sub-Administrator which breach is not cured within forty five (45) days after written notice is received by the Sub-Administrator specifying the nature of such breach.

          (C) Termination by Sub-Administrator For Cause. This Agreement shall be terminable by the Sub-Administrator by delivery of not less than ninety (90) days' advance written notice to USBAM: (i) in the event of USBAM's bankruptcy or insolvency; (ii) in the event of a conviction of USBAM for corporate criminal activity; (iii) in the event of a material breach of this Agreement on the part of USBAM which breach is not cured within forty five (45) days after written notice is received by USBAM specifying the nature of such breach.

          (D) Conversion Costs. In the event the Sub-Administrator is terminated for cause or terminates this Agreement other than for cause, the Sub-Administrator shall reimburse USBAM for reasonable out of pocket expenses related to USBAM's conversion process, including the cost of transferring the Fund's records to a successor sub-administrator. The Sub-Administrator agrees to assist USBAM with the transfer of records in a diligent and professional manner.

     8. Amendments and Assignment. This Agreement may be amended or modified only by a writing signed by both parties. This Agreement may not be assigned, as that term is defined in the 1940 Act, by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     9. Certain Records. The Sub-Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Sub-Administrator on behalf of the Fund shall be prepared and maintained at the expense of the Sub-Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to USBAM or the Fund on request.

     In case of any request or demand for the inspection of such records by another party, the Sub-Administrator shall notify USBAM and follow USBAM's instructions as to permitting or refusing such inspection; provided that the Sub-Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) USBAM has agreed to indemnify the Sub-Administrator against such liability.

     10. Definitions of Certain Terms. The terms "interested person" and "affiliated person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

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     11. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party to the last address furnished by the other party for such purpose.

     12. Governing Law and Arbitration. This Agreement shall be construed in accordance with the laws of the state of Minnesota without reference to the choice of law doctrine of such state and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the state of Minnesota, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     14. Entire Agreement. This Agreement, including all Schedules hereto, as the same may be amended from time to time, shall constitute the entire agreement and understanding between the parties concerning the subject matter hereof, and shall supersede and terminate all prior written and oral agreements, proposals, promises, and representations of the parties regarding the subject matter hereof. If any provision of this Agreement shall be held to be unenforceable, illegal or invalid, the remainder of this Agreement shall not be effected.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                        U.S. BANCORP ASSET MANAGEMENT, INC.


                                        By: /s/ Joseph M. Ulrey, III
                                            ------------------------------------
                                            Joseph M. Ulrey, III
                                        Title: Chief Financial Officer


                                        U.S. BANCORP FUND SERVICES, LLC


                                        By: /s/ Joe D. Redwine
                                            ------------------------------------
                                            Joe D. Redwine
                                        Title: President

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                                   SCHEDULE A

                       ADMINISTRATION/ACCOUNTING SERVICES
                         LIST OF DUTIES/RESPONSIBILITIES

                               as of July 1, 2005

Compute the Fund's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

Prepare necessary data information needed for the completion of Prospectuses, Statements of Additional Information, registration statements and proxy materials. This includes, but is not limited to, fees and expenses, financial highlights, returns, commissions, broker/dealer information, 5% shareholders and net asset value per share detail;

Obtain portfolio security valuations from sources approved by the Fund's Board of Directors;

Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares) as may be necessary or desirable to register the Fund's shares with state securities authorities, monitor sales of Fund shares for compliance with state securities laws, and file with the appropriate securities authorities the registration statements and reports for the Fund and its shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Fund and its shares with state securities authorities to enable the Fund to make a continuous offering of its shares;

Prepare initial drafts of annual and semi-annual shareholder reports and quarterly filings on Form N-Q including creating the necessary trial balances and supporting internal control documentation including signed-off review checklists, schedules and reconciliations to support the respective filings;

Maintain the Fund's general ledger including the tracking and validation of income and expense accruals, record daily portfolio transactions received from USBAM and daily shareholder activity, prepare the Fund's financial statements, determine the daily net asset value of each Portfolio, and provide for the payment of dividends and other distributions to shareholders;

Perform cash processing, record shareholder activity, perform daily reconciliation with the Fund's custodian and transfer agent and identify any discrepancies and resolve them in a timely manner or bring such discrepancies to the attention of USBAM;

Calculate performance data of the Fund and the Portfolios for dissemination to information services covering the investment company industry;


                                      A-1

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Prepare the filing of the Fund's tax returns including detailed schedules and supporting documentation;

Calculate required ordinary income and capital gain distribution schedules including " qualified dividend income" percentages, capital gain designation and any book-to-tax reconciliations;

Provide reports as reasonably requested by USBAM for reporting needs on a daily, weekly and monthly basis; and

Monitor and advise the Fund and the Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended.


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                                   SCHEDULE B

                               AS OF JULY 1, 2005

OUT-OF-POCKET EXPENSES.

     In addition to paying the Sub-Administrator the fees described above, USBAM agrees to reimburse the Sub-Administrator for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

     (a) All postage and delivery charges incurred by the Sub-Administrator in delivering materials to and from USBAM or the Fund;

     (b) All telephone, telecopy or other electronic transmission and communication expenses incurred by the Sub-Administrator in communication with USBAM or the Fund, the Fund's custodian or others as required for the Sub-Administrator to perform the services to be provided hereunder;

     (c) The Fund's pro rata share of the cost of the Sub-Administrator obtaining pricing service quotations;

     (d) The cost of any media used to create and store records or other materials;

     (e) All systems-related expenses associated with the provision of special reports and services;

     (f) Any expenses the Sub-Administrator shall incur at the written direction of an officer of USBAM or the Fund thereunto duly authorized; and

     (g) Any additional expenses, agreed to in advance by USBAM or the Fund, reasonably incurred by the Sub-Administrator in the performance of its duties and obligations under this Agreement.


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